Exhibit 99.1
PRESS RELEASE DATED AUGUST 17, 2022
HF FOODS ANNOUNCES RECEIPT OF ADDITIONAL NON-COMPLIANCE LETTER FROM NASDAQ
Las Vegas, NV – August 17, 2022 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods” or the “Company”), announced today that the Company received an additional notification letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) on August 11, 2022 stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic reports with the Securities and Exchange Commission (the “SEC”). The Nasdaq notification letter was sent as a result of the Company’s delay in filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the “Q2 Form 10-Q”). The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.
The Company filed a Notification of Late Filing on Form 12b-25 on August 10, 2022. In the Form 12b-25, the Company indicated that the filing of the Q2 Form 10-Q would be delayed as a result of an ongoing review of accounting issues relating to the Company’s business combination with B&R Global Holdings, Inc. on November 4, 2019 in response to a SEC comment letter.
Pursuant to the Nasdaq rules, the Company submitted a plan to regain compliance with Nasdaq’s listing rules after the receipt of the additional notification letter relating to the Q1 Form 10-Q, and Nasdaq granted the Company an extension of 180 calendar days from the Form 10-K’s due date, or until September 27, 2022, to regain compliance. Pursuant to the notification letter of August 11, 2022, the Company must submit an update to its original plan to regain compliance with respect to the filing requirement for review by August 26, 2022. The Company also may regain compliance at any time during this period by filing with the SEC the Form 10-K, the Q1 Form 10-Q and the Q2 Form 10-Q, as well as any subsequent periodic financial reports that may become due, and continuing to comply with Nasdaq’s other continued listing requirements.
The Company’s management is working diligently with its advisors to resolve all of the aforementioned outstanding issues. The Company intends to file with the SEC the Form 10-K, the Q1 Form 10-Q and the Q2 Form 10-Q and regain compliance with Nasdaq’s continued listing requirements as soon as practicable.
About HF Foods Group Inc.
HF Foods Group Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 17 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 15,000 established customers in 46 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com.

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